EXHIBIT 35.1
VW Credit, Inc. Servicer Compliance Statement Under Item 1123 of Regulation AB
VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2007-1
The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Sale and Servicing Agreement dated as of February 13, 2007 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among Volkswagen Auto Loan Enhanced Trust 2007-1, as Issuer, Volkswagen Auto Lease/Loan Underwritten Funding, LLC as Seller, VW Credit, Inc., as Servicer, and Citibank, N.A., as Indenture Trustee, does hereby certify that:
1.	A review of the activities of the Servicer during the period from January 1, 2009 through December 31, 2009, and of its performance under the Sale and Servicing Agreement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has, fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period, except that with respect to the Applicable Servicing Criterion in Paragraphs (d)(2)(i) of Item 1122. On September 15, 2009 a process control deficiency was identified when a portion of a payment failed to transfer to the collection account within the two business day requirement, however, sufficient funds were transferred and there was no impact to the Noteholders. On February 2, 2010 a notification process was established to identify the above mentioned payments going forward.

3.	IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this twenty-sixth day of March, 2010.

/s/Andrew Stuart
Andrew Stuart
Executive Vice President & CFO